EXHIBIT 99.1

Supernus Announces Third Quarter 2014 Results

•                    The Company raises revenue guidance from approximately $105 million to a range of $115 million to $118 million for 2014 and reaffirms cash flow break even by end of year.

•                    Total revenue for the quarter, $52.5 million, includes $30.0 million in royalty monetization revenue. Net product revenue for the third quarter for Trokendi XR® and Oxtellar XR® was $22.5 million.

•                    Third quarter product prescriptions increased to a total of 57,776, representing a 26% increase over the second quarter of 2014.

•                    Third quarter net income was $27.9 million.

•                    Excluding the $30 million royalty monetization payment, cash burn for the third quarter was $5 million, as compared to $8 million for the second quarter and $20 million for the first quarter.

•                    Significant progress on pipeline candidate SPN-810 includes receipt of fast track designation from the FDA and an end of Phase II meeting scheduled with the FDA in December.

Rockville, MD., November 11, 2014 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today reported financial results for the third quarter 2014 and associated company developments.

Business Update

Third quarter product prescriptions, as reported by Wolters-Kluwer/Symphony for Trokendi XR and Oxtellar XR, totaled 57,776, increasing by 11,963, or 26%, as compared to second quarter 2014.  Trokendi XR prescriptions filled at the pharmacy for the third quarter totaled 39,524, a 28% increase over the 30,840 prescriptions for the second quarter.  Oxtellar XR prescriptions for the third quarter totaled 18,252, a 22% increase over the 14,973 prescriptions for the second quarter.

“Our robust prescription growth during the quarter can be attributed to a number of factors,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals.  “We’ve increased call frequency and added physicians to our called on universe.  Despite intensified competition, our expanded sales force drove prescription volume as evidenced by a record of 23,362 prescriptions in October.”

Managed care coverage continues to improve for both products. Oxtellar XR now has 180.2 million lives covered and Trokendi XR has 174.0 million lives covered. Roughly 88% of Trokendi XR and 89% of Oxtellar XR national claims are approved by payors.

“Our strong prescription growth will enable us to become cash flow break even by the end of 2014 and drive profitability in 2015,” said Mr. Khattar. “Furthermore, the progress we are making with our pipeline products positions us for an exciting 2015.”

Revenue and Gross Margin

Total revenue for the quarter of $52.5 million includes $30.0 million in royalty monetization revenue and $22.5 million in net product revenue.

Net product revenue, based on shipments to wholesalers, is comprised of $15.3 million for Trokendi XR and $7.2 million for Oxtellar XR.

The revenue from royalty agreements for the quarter of $30.0 million resulted from entering into an agreement with Health Care Royalty Partners for Orenitram™, a product which is marketed by United Therapeutics.

Gross margin for the three and nine months ended September 30, 2014 was approximately 94%.

Operating Expenses

Selling, general and administrative expenses for the third quarter 2014 were $17.3 million, as compared to $14.6 million in the third quarter of 2013. The higher expense reflected expansion of the sales force from 90 sales representatives in 2013 to more than 150 sales representatives in 2014, coupled with increased promotional and marketing activities in support of Trokendi XR and Oxtellar XR.

Research and development expenses during the third quarter 2014 were $4.7 million, as compared to $3.8 million in the third quarter of 2013. This increase is primarily due to technology transfer and completion of scale-up in support of SPN-810 at a commercial manufacturing site.

Net Income and Earnings Per Share

The Company reported net income for the third quarter 2014 of $27.9 million, or $0.39 per diluted share, as compared to a net loss of ($24.1) million, or ($0.78) per diluted share for the third quarter 2013.

Excluding the $30.0 million in revenue from royalty agreements, changes in fair value of derivative liabilities and loss on extinguishment of debt, the non-GAAP net loss for the third quarter of 2014 was $2.0 million, compared to the non-GAAP net loss for the third quarter of 2013 of $19.9 million.  This improvement is driven primarily by increased revenue associated with higher prescription volumes from Oxtellar XR and Trokendi XR.

Weighted average diluted common shares outstanding in the third quarter 2014 were approximately 50.8 million, as compared to approximately 30.9 million during the third quarter of 2013.

As of September 30, 2014, approximately $36.1 million, or 40%, of the Company’s six year, $90 million notes, bearing interest at 7.5% per annum, remains outstanding.

Capital Resources

As of September 30, 2014, the Company had $88.3 million in cash, cash equivalents, marketable securities, and long term marketable securities. As compared to June 30, 2014, this balance increased by $25.6 million, driven by the $30.0 million royalty monetization payment received in the third quarter.  Excluding the impact of the $30.0 million royalty monetization payment, cash burn for the three and nine months ending September 30, 2014 was approximately $5 million and $33 million, respectively.  Including the impact of the $30.0 million, cash burn for the nine months ending September 30, 2014 was approximately $3 million.

Financial Guidance

The Company is raising its 2014 revenue guidance from approximately $105 million to a range of $115 million to $118 million. The Company is reducing its cash burn guidance for the year from $5-10 million to approximately $5 million, and raising its guidance for year end cash and marketable securities to approximately $85 million. The Company anticipates achieving cash flow break even by year end and being profitable in 2015.

Progress of Product Candidates

The Company’s product candidates currently in development, SPN-810 for impulsive aggression in patients who have ADHD and SPN-812 for ADHD, continue to progress on schedule.   The Company plans to start studies in the second half of 2015 for both products, including a Phase III study for SPN-810 and a pivotal study for SPN-812.

The Company has scheduled an end of Phase II clinical meeting with the FDA in December.  In addition, the FDA has granted a fast track designation for SPN-810 for the treatment of impulsive aggression in ADHD and the Company has completed scale-up at a commercial manufacturing site.

On SPN-812, a novel treatment for ADHD, the Company expects to start the first pivotal trial during the second half of 2015.  As previously announced the Company has selected an extended release formulation that will be the basis for the product to be used in the pivotal trials. The Company continues to progress development activities on the active drug substance, conducting further pharmacokinetic studies and preclinical activities that are required for the completion of the new drug application.

Conference Call Details

The Company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00am ET, on Wednesday, November 12, 2014. An accompanying webcast also will be provided. Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	(877) 288-1043
International dial-in:	(970) 315-0267
Conference ID:	26987068
Conference Call Name:	Supernus Pharmaceuticals 3Q 2014 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investors”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR (extended-release oxcarbazepine) and Trokendi XR (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:

Jack A. Khattar, President and CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

301-838-2591

or

INVESTOR CONTACT:

COCKRELL GROUP

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)

Cash, cash equivalents and marketable securities	$72,563	$82,191
Accounts receivable, net	15,303	5,054
Inventories	11,145	7,152
Other current assets	3,957	2,764
Total Current Assets	102,968	97,161

Property and equipment, net	2,500	2,554
Long term marketable securities	15,763	8,756
Deferred financing costs	599	1,005
Other long-term assets	4,495	1,519
Total Assets	$126,325	$110,995

Accounts payable and accrued expenses	$21,983	$18,314
Deferred product revenue, net	—	7,882
Deferred licensing revenue	143	204
Total Current Liabilities	22,126	26,400

Deferred licensing revenue, net of current portion	1,310	1,417
Convertible notes, net of discount	26,497	34,393
Other non-current liabilities	3,015	2,677
Derivative liabilities	7,258	12,644
Total Liabilities	60,206	77,531

Total Stockholders’ Equity	66,119	33,464
Total Liabilities & Stockholders Equity	$126,325	$110,995

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenue
Net product sales	$22,452	$1,130	$59,056	$1,283
Revenue from royalty agreement	30,000	—	30,000	—
Licensing revenue	36	127	2,188	401

Total revenue	52,488	1,257	91,244	1,684

Costs and expenses
Cost of product sales	1,321	33	3,476	37
Research and development	4,657	3,779	13,816	11,844
Selling, general and administrative	17,343	14,620	54,452	40,366

Total costs and expenses	23,321	18,432	71,744	52,247

Operating income (loss)	29,167	(17,175)	19,500	(50,563)
Other income (expense)
Interest income and other income	80	102	267	292
Interest expense	(1,289)	(2,870)	(3,774)	(5,742)
Changes in fair value of derivative liabilities	760	(4,153)	2,115	(12,692)
Loss on extinguishment of debt	(860)	—	(2,592)	(1,162)

Total other expense	(1,309)	(6,921)	(3,984)	(19,304)

Net income (loss)	$27,858	$(24,096)	$15,516	$(69,867)

Income (loss) per common share:
Basic	$0.65	$(0.78)	$0.37	$(2.26)
Diluted	$0.39	$(0.78)	$0.13	$(2.26)

Weighted-average number of common shares:
Basic	42,900,269	30,941,404	42,035,025	30,904,876
Diluted	50,825,633	30,941,404	50,378,186	30,904,876

Supernus Pharmaceuticals, Inc.

Reconciliation of Non-GAAP Net Income (Loss)

(in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Net Income (Loss) - GAAP	$27,858	$(24,096)	$15,516	$(69,867)

Revenue from royalty agreement	(30,000)	—	(30,000)	—
Changes in fair value of derivative liabilities	(760)	4,153	(2,115)	12,692
Loss on extinguishment of debt	860	—	2,592	1,162
Subtotal	(29,900)	4,153	(29,523)	13,854

Adjusted Net Income (Loss) - non-GAAP	$(2,042)	$(19,943)	$(14,007)	$(56,013)